        Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT
FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 7, 2020, by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”), TTI GLOBAL, INC., a Michigan corporation (“TTI Global”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and GP Strategies Training UK, each a “Borrower” and collectively, the “Borrowers”), GP CANADA HOLDINGS CORPORATION, a Delaware corporation (the “Guarantor”; together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”), the Lenders parties hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”).
BACKGROUND
A.The Borrowers are parties to a Credit Agreement, dated as of November 30, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrowers, the Guarantor, the lenders party thereto (collectively, the “Lenders”) and the Administrative Agent;
B. The Guarantor is a party to the Continuing Agreement of Guaranty and Suretyship, dated as of November 30, 2018, in favor of the Administrative Agent pursuant to which, inter alia, the Guarantor guaranteed the payment and performance of the Obligations (as defined in the Credit Agreement); and
C. The Loan Parties have requested that the Lenders (i) reduce the aggregate Revolving Credit Commitments, (ii) amend the definition of Consolidated EBITDA in Section 1.1 of the Credit Agreement to permit the add back of certain amounts for covenant purposes and not for any pricing purposes, (iii) amend Section 8.2.15 of the Credit Agreement to increase the maximum permitted Leverage Ratio for certain periods, (iv) amend Section 8.3.1 of the Credit Agreement to extend the deadline for submission of quarterly financial statements for certain periods, (v) amend the pricing grid for the Applicable Margin to include another level, and (vi) make certain other amendments to the Credit Agreement, and the Lenders have agreed to such requests on and subject to the terms and conditions hereof.
DMEAST #40809850 v6

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Terms. Capitalized terms used herein (including in the Background section above) and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2. Amendments. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a) The cover page of the Credit Agreement is hereby amended by deleting the amount $200,000,000 and substituting in lieu thereof the amount $140,000,000.
(b) The preamble of the Credit Agreement is hereby amended by deleting the amount $200,000,000 and substituting in lieu thereof the amount $140,000,000.
(c) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definition in the appropriate alphabetical order:
Available Currencies shall mean, at any time, Dollars and all Optional Currencies at such time; individually, an “Available Currency”.
(d) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended to include a new paragraph at the end of such definition reading in full as follows:
In addition to the adjustments described in the first paragraph of this definition, in calculating Consolidated EBITDA for all purposes under this Agreement other than for any pricing purposes, there shall be added to net income, to the extent deducted in determining such net income and without duplication, the sum of (i) documented deal costs incurred at any time between April 1, 2019 through the fiscal quarter ending March 31, 2020 in connection with a one-time transaction, in an aggregate amount for this clause (i) not to exceed $1,200,000, and (ii) documented non-recurring severance expenses incurred between January 1, 2020 and September 30, 2020, in an aggregate amount for this clause (ii) not to exceed $1,500,000. For the sake of clarity (x) the documented non-recurring severance expenses added back to Consolidated EBITDA for all non-pricing purposes pursuant to clause (ii) of the immediately preceding sentence shall not reduce the $2,000,000 cap on documented non-recurring restructuring and severance expenses referred to in clause (i)(h) of the first paragraph of this definition and (y) in calculating the Applicable

Margin, the Applicable Commitment Fee Rate, the Applicable Letter of Credit Fee Rate and for any other pricing purposes, none of the addbacks or other adjustments described in this paragraph shall be made or added back to net income or otherwise added back in determining Consolidated EBITDA.
(e) Section 1 of the Credit Agreement is hereby amended by inserting a new Section 1.6 reading in full as follows:
1.6 Euro-Rate Notification. Section 4.6 [Successor Euro-Rate Index] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that one or more Relevant Interbank Market offered rates is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to any Relevant Interbank Market offered rate or other rates in the definition of “Euro-Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
(f) Section 4.6 of the Credit Agreement is hereby amended and restated to read in full as follows:
4.6 Successor Euro-Rate Index
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred with respect to the Euro-Rate for any Available Currency, the Administrative Agent and the Borrowing Agent may amend this Agreement to replace the Euro-Rate for such Available Currency with a Benchmark Replacement for such Available Currency; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement with respect to the Euro-Rate for any Available Currency is effective, each advance, conversion and renewal of a Loan in such Available Currency under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate for such Available Currency; provided however, during a Benchmark Unavailability Period with respect to any Available Currency (a) any pending selection of, conversion to or renewal of a Loan in such Available Currency bearing interest under the Euro-Rate Option that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate Option with respect to such Loan in the Dollar Equivalent amount of such Loan, (b) all outstanding Loans in such Available Currency bearing interest under the Euro-Rate Option shall automatically be (I) if in Dollars, converted to the Base Rate Option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option), (II) if in an Optional Currency, converted to a Loan in Dollars under the Base Rate Option in the Dollar Equivalent amount of such Loan at the expiration of the existing Interest Period (or sooner, if the Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option in such Optional Currency) and (III) the component of the Base Rate based upon the Euro-Rate will not be used in any determination of the Base Rate.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of (a) the implementation of any Benchmark Replacement, (b) the effectiveness of any Benchmark Replacement Conforming Changes and (c) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 4.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.6.
(iv) Certain Defined Terms. As used in this Section 4.6:
“Benchmark Replacement” shall mean, with respect to any Available Currency, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowing Agent for such Available Currency giving due consideration to (I) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such Available Currency or (II) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Euro-Rate for (x) with respect to Dollar Loans under the Euro-Rate Option, U.S dollar-denominated credit facilities or (y) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the Euro-Rate for any Available Currency with an alternate benchmark rate for each applicable Interest Period for such Available Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowing Agent (a) giving due consideration to (I) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Euro-Rate in such Available Currency with the applicable Benchmark Replacement for such Available Currency (excluding such spread adjustment) by the Relevant Governmental Body with respect to such Available Currency or (II) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Euro-Rate for (x) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities at such time or (y) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Euro-Rate for such Available Currency to the Benchmark Replacement for such Available Currency and (ii) yield- or risk-based differences between the Euro-Rate and the Benchmark Replacement for such Available Currency.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement for any Available Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Available Currency and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Euro-Rate for any Available Currency:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (I) the date of the public statement or publication of information referenced therein and (II) the date on which the administrator of the Euro-Rate for such Available Currency permanently or indefinitely ceases to provide the Euro-Rate for such Available Currency; or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Euro-Rate for any Available Currency:
(a) a public statement or publication of information by or on behalf of the administrator of the Euro-Rate for such Available Currency announcing that such administrator has ceased or will cease to provide the Euro-Rate for such Available Currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency;
(b) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Euro-Rate for such Available Currency, a resolution authority with jurisdiction over the administrator for the Euro-Rate for such Available Currency or a court or an entity with similar insolvency or resolution authority over the administrator for the Euro-Rate for such Available Currency, which states that the administrator of the Euro-Rate for such Available Currency has ceased or will cease to provide the Euro-Rate for such Available Currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency or an Official Body having jurisdiction over the Administrative Agent announcing that the Euro-Rate for such Available Currency is no longer representative.
“Benchmark Unavailability Period” means, with respect to any Available Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Euro-Rate for such Available Currency and solely to the extent that the Euro-Rate for such Available Currency has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date for such Available Currency has occurred if, at such time, no Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder in accordance with this Section 4.6 and (b) ending at the time that a Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder pursuant to this Section 4.6.
“Early Opt-in Event” means a determination by the Administrative Agent that (a) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 4.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in Dollars or (b) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency being executed at such time, or that include language similar to that contained in this Section 4.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in such Optional Currency.
“Relevant Governmental Body” means (a) the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to Optional Currency Loans, in addition to the Persons named in clause (a) of this definition, the comparable Official Body or other applicable Person for loans in such Optional Currency as determined by the Administrative Agent in its sole discretion.
(g) In order to correct a reference error in the Third Amendment, dated as of December 24, 2019, to the Credit Agreement, Section 8.2.1 of the Credit Agreement is hereby amended by deleting clause (xx) and inserting in lieu thereof clauses (xx) and (xxi), reading in full as follows:
(xx) intercompany Indebtedness permitted under Section 8.2.4(vii); and
(xxi) Indebtedness arising under any Permitted Receivables Financing Program (to the extent any such transaction is characterized as Indebtedness).
(h) Section 8.2.5 of the Credit Agreement is hereby amended by inserting at the end of such Section the following new paragraph:
Notwithstanding anything to the contrary in this Section 8.2.5 [Distributions], during the period from May 1, 2020 through and including December 31, 2020 (a) the Parent shall not declare or pay any dividend to its shareholders (including in reliance on clauses (ii) or (xiii) of this Section 8.2.5 [Distributions]) and (b) Distributions (other than dividends) may be made in reliance on clause (ii) of this Section 8.2.5 [Distributions] only if, in addition to satisfying the other conditions in such clause (ii), after giving pro forma effect to such Distribution (and any loans borrowed to make such Distribution) as if made (or incurred) as of the last day of the fiscal quarter of the Parent most recently entered for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements], the Leverage Ratio shall not be greater than 3.00 to 1.0 (it being understood that this clause (b) shall not apply to dividends by the Parent as dividends by the Parent are not permitted during the period from May 1, 2020 through and including December 31, 2020).

(i) Section 8.2.15 of the Credit Agreement is hereby amended and restated to read in full as follows:
8.2.15 Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed the ratio set forth below for the periods specified below:

Fiscal Quarter End	Ratio
December 31, 2018 and March 31, 2019	3.25 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.50 to 1.00
December 31, 2019 and March 31, 2020	3.00 to 1.00
June 30, 2020, September 30, 2020 and December 31, 2020	3.75 to 1.00
March 31, 2021 and thereafter	3.00 to 1.00

Commencing with the fiscal quarter ending June 30, 2021, the Loan Parties shall have the right, exercisable not more than two times during the term of this Agreement, by giving written notice to the Administrative Agent, to increase (to the extent applicable) the maximum permitted Leverage Ratio, calculated as of the end of each of the four fiscal quarters ending during the twelve month period commencing on the date of a Step-Up Acquisition, to 3.50 to 1.00.
(j) Section 8.3.1 of the Credit Agreement is hereby amended and restated to read in full as follows:
8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or, solely with respect to the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020, within seventy-five (75) calendar days after the end of such fiscal quarter, but in no event later than the date that the Parent is required to file its Form 10-Q with the SEC for such quarterly period) financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrowing Agent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
(k) The first sentence of Section 11.1 of the Credit Agreement is hereby amended and restated to read in full as follows:
With the written consent of the Required Lenders (except as expressly provided in Section 4.6 [Successor LIBOR Rate Index] in connection with a Benchmark Transition Event or an Early Opt-In Event, as defined in such Section), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowing Agent, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.
(l)  Section 11 of the Credit Agreement is hereby amended to insert at the end thereto a new Section 11.15 which shall read in full as follows:
11.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Interest Rate Hedge, any Foreign Currency Hedge or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit

Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii) As used in this Section 11.15, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
(m)  The Pricing Grid set forth on Schedule 1.1(A) of the Credit Agreement is hereby amended to add an additional pricing level. In furtherance thereof, Schedule 1.1(A) of the Credit Agreement is hereby amended and restated to read in full as set forth on Exhibit A to this Amendment.
(n)  The aggregate amount of the Revolving Credit Commitments is hereby reduced from $200,000,000 to $140,000,000, which reduction shall be ratable among the Lenders in proportion to their Ratable Shares. In furtherance thereof, Page 1 of Schedule 1.1(B) of the Credit Agreement is hereby amended and restated to read in full as set forth on Exhibit B to this Amendment.
3. Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:
(a) The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct (i) in the case of representations and warranties qualified by materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date);
(b) This Amendment (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance);
(c) Neither the execution and delivery of this Amendment by the Loan Parties, nor compliance with the terms and provisions hereof by any of the Loan Parties will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, charter or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents);
(d) The execution, delivery, and performance by each Loan Party of this Amendment are within each Loan Party’s company powers and have been duly authorized by all necessary company action.
(e) No consent, approval, exemption, order or authorization of, or registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Amendment or the Credit Agreement (as amended hereby), other than those that have been obtained or made.
(f) No Event of Default or Potential Default exists or is continuing or will exist after giving effect to this Amendment.
4. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) when each of following conditions precedent is satisfied:
(a) The Administrative Agent shall have received counterparts of this Amendment executed by the Loan Parties, the Administrative Agent and the Required Lenders;
(b) To the extent necessary, the Borrowers shall have prepaid the Revolving Credit Loans such that after giving effect to such repayment and the reductions in the Revolving

Credit Commitments described in Section 2(l) of this Amendment, the aggregate Revolving Facility Usage shall be equal to or less than the Revolving Credit Commitments as so reduced, together with accrued interest on the principal amount so prepaid (and all amounts referred to in Section 5.10 of the Credit Agreement with respect to any such prepayment);
(c) The Administrative Agent shall have received, for the account of each Lender that shall have unconditionally delivered to the Administrative Agent (or its counsel) and not withdrawn its executed counterpart signature page to this Amendment, a fee of seven and one-half basis points (0.075%) on the principal amount of each such Lender’s Revolving Credit Commitment after giving effect to this Amendment and the reduction of the Revolving Credit Commitments (whether used or unused), and the Administrative Agent shall promptly after receipt distribute such amount to the applicable Lenders;
(d) The Borrower shall have paid such other fees as shall have been agreed; and
(e) The Administrative Agent shall have received, to the extent invoiced at least one (1) Business Day prior to the date of this Amendment, reimbursement of all reasonable fees and expenses of counsel to the Administrative Agent required to be paid or reimbursed by the Borrowers hereunder.
5. Affirmations.
(a) Each Loan Party hereby: (i) ratifies and affirms all the provisions of the Credit Agreement and the other Loan Documents as modified hereby, (ii) agrees that (except as expressly set forth in this Amendment) the terms and conditions of the Credit Agreement and the other Loan Documents, including the security provisions set forth therein, shall remain unaltered and shall continue in full force and effect as modified hereby and that all of its obligations thereunder shall be valid and enforceable, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance), (iii) confirms, acknowledges and agrees that the Collateral Documents (A) extend to secure all indebtedness, obligations and liabilities to be paid, observed, performed and/or discharged thereunder notwithstanding the modifications to the Credit Agreement documented hereunder and (B) continue in full force and effect as a continuing security for all indebtedness, obligations and liabilities the payment, observance, performance and/or discharge of which is thereby expressed to be secured, (iv) affirms and agrees that this Amendment shall not constitute a novation, or complete or partial termination of the Obligations under the Credit Agreement and the other Loan Documents as in effect prior to the Effective Date, and (v) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Credit Agreement and the other Loan Documents or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.

(b) Without limiting the above, each Loan Party hereby acknowledges and confirms that the Collateral granted under the Credit Agreement and the Collateral Documents continues to secure the Obligations.
6. Ratification; References; No Waiver. (a) Except as expressly amended by this Amendment, the Credit Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms and, except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents nor constitute a waiver of any Potential Default or Event of Default thereunder. On and after the Effective Date, all references in the Credit Agreement to “this Agreement,” “hereof,” “hereto”, “hereunder” or words of like import referring to the Credit Agreement shall mean and be deemed to be references to the Credit Agreement as modified hereby and all references in any of the Loan Documents to the Credit Agreement shall be deemed to be to the Credit Agreement as modified hereby.
(a) On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.
7. Release. Recognizing and in consideration of the Lenders' agreements set forth herein, each Loan Party hereby waives and releases the Administrative Agent, the Issuing Lender and the Lenders and each of their respective Affiliates and the officers, attorneys, agents, employees and advisors of such Persons and Affiliates (the “Released Parties”) from any and all losses, claims, damages, liabilities and related expenses of any kind or nature whatsoever and howsoever arising that such Loan Party ever had or now has against any of them through and including the Effective Date arising out of or relating to any acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or the transactions contemplated hereby or thereby; provided, however, that no Released Party (as applicable) is released from its obligations under the Loan Documents as amended hereby.
8. Miscellaneous.
(a) Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Amendment.
(b) Integration. This Amendment constitutes the sole agreement of the parties with respect to the transactions contemplated hereby and shall supersede all oral negotiations and the terms of prior writings with respect thereto.
(c) Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
(d) Headings. The headings used herein are included for convenience and shall not affect the interpretation of this Amendment.
(e) Cost and Expenses. The Borrowers (subject, in the case of the Foreign Borrowers, to Section 2.1.3 of the Credit Agreement) agree to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.
(f) Governing Law. This Amendment shall be deemed to be a contract governed by the Laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without regard to its conflict of laws principles that would require application of the laws of another jurisdiction.
(g) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(h) Incorporation by Reference. The provisions of Sections 1.2 and 11.11 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Loan Parties, the Administrative Agent and the Required Lenders have caused this Amendment to be executed by their duly authorized officers as of the date first above written.
BORROWERS:

GP STRATEGIES CORPORATION

By:	/s/ Adam H. Stedham
Name:	Adam H. Stedham
Title:	President

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)……Adam H. Stedham…………… in the presence of:	) ) ) ) )	(signed)………/s/Adam H. Stedham………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)……………Adam H. Stedham…..……… in the presence of:	) ) ) ) )	(signed)………/s/Adam H. Stedham………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA
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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)….....……Adam H. Stedham…………...................… in the presence of:	) ) ) ) )	(signed)………/s/Adam H. Stedham………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…Adam H. Stedham………………………… in the presence of:	) ) ) ) )	(signed)………/s/Adam H. Stedham………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

TTI GLOBAL, INC.

By:	/s/ Adam H. Stedham
Name:	Adam H. Stedham
Title:	President

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GUARANTORS:

GP CANADA HOLDINGS CORPORATION

By:	/s/ Adam H. Stedham
Name:	Adam H. Stedham
Title:	President

LENDERS:
PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Timothy M Naylon
Name:	Timothy M Naylon
Title:	Senior Vice President

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WELLS FARGO BANK, N.A.

By:	/s/ Dillon Hamill
Name:	Dillon Hamill
Title:	Assistant Vice President

BANK OF MONTREAL

By:	/s/ Tom Woolgar
Name:	Tom Woolgar
Title:	Managing Director

BANK OF MONTREAL

By:	/s/ Scott Matthews
Name:	Scott Matthews
Title:	Managing Director

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HSBC BANK USA, N.A.

By:	/s/ Jamie Mariano
Name:	Jamie Mariano
Title:	Senior Vice President #21440

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EXHIBIT A TO FOURTH AMENDMENT  SCHEDULE 1.1(A) – PRICING GRID
SCHEDULE 1.1(A)  PRICING GRID--  VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Euro-Rate Spread
I	Less than or equal to 1.00 to 1.0	0.15%	1.25%	0.25%	1.25%
II	Greater than 1.00 to 1.0 but less than or equal to 1.50 to 1.0	0.175%	1.50%	0.50%	1.50%
III	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0	0.20%	1.75%	0.75%	1.75%
IV	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	0.225%	2.00%	1.00%	2.00%
V	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.25%	2.25%	1.25%	2.25%
VI	Greater than 3.00 to 1.0	0.275%	2.50%	1.50%	2.50%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate in Level V shall apply from Closing Date until the annual financial statements for fiscal year ending December 31, 2018 required by Section 8.3.2 [Annual Financial Statements] have been received by the Administrative Agent (together with the related Compliance Certificate) whereupon paragraph (b) shall become applicable.
(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the
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Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowing Agent or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND  ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Total Commitment	Ratable Share
Name: PNC Bank, National Association Address: 1 East Pratt Street, 5th floor Baltimore, MD 21201 Attention: John Hehir Telephone: (410) 237-4573 Telecopy: (410) 237-5703	$49,000,000	$49,000,000	35.00%
Name: Wells Fargo Bank, N.A. Address: 7711 Plantation Road Roanoke, VA 24019 Attention: Leigh Kurtz Telephone: (540) 985-5829 Telecopy: (844) 879-0845	$42,000,000	$42,000,000	30.00%
Name: Bank of Montreal Address: 3 Times Square, 25th Floor New York, NY 10036 Attention: Christina Boyle Telephone: (212) 702-1279 Telecopy:	$24,500,000	$24,500,000	17.50%
Name: HSBC Bank USA, N.A. Address: 1401 1 Street, NW, Suite 500 Washington, DC 20005 Attention: Jacob Streit Telephone: (202) 496-8790 Telecopy:	$24,500,000	$24,500,000	17.5%
Total	$140,000,000	$140,000,000	100%

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